Exhibit 99.1

NCR Announces U.S. Pension De-risking Transaction

NCR to Transfer Certain U.S. Pension Obligations and Related Assets to Principal Life Insurance Company

DULUTH, Ga., November 3, 2017 – NCR Corporation (NYSE: NCR) announced today that, in accordance with the selection made by the fiduciary of its U.S. qualified pension plan (the “Plan”), the Company has entered into an agreement (the “Agreement”) with Principal Life Insurance Company, a Principal® company. Pursuant to the Agreement, the Plan purchased a single premium group annuity contract from Principal Life Insurance Company in order to secure approximately $190 million of benefits for approximately 6,000 former employees or their related beneficiaries whose monthly pension benefit amount under the Plan as of January 1, 2017 was $500 or less.

“This group annuity contract purchase is consistent with our overall strategy to address our legacy pension liabilities,” said John Boudreau, NCR Treasurer. “Because this contract was purchased with existing Plan assets, no additional funding of the Plan was required for this purchase.” Any impact of this purchase on NCR’s financial statements will be included in the year-end 2017 mark-to-market adjustment. NCR anticipates that the single premium group annuity contract will be issued by Principal Life Insurance Company in 2018.

No action is required by affected former employees or their related beneficiaries at this time. In December 2017, additional details will be provided in letters and other materials that will be sent to affected former employees or their related beneficiaries. These materials will include instructions on how to secure these benefits.

The amount of the future monthly benefit payment for each of these individuals under this group annuity contract will equal the amount of such individual’s monthly benefit payable under the terms of the Plan. Additionally, this group annuity contract provides the same rights to future payments, such as survivor benefits, that are currently provided under the terms of the Plan. No action is required by affected former employees or their related beneficiaries at this time in order to receive such benefits. The December 2017 letters will contain further information.

This group annuity contract has no bearing on active employees, former employees or their related beneficiaries who have not commenced monthly benefits under the Plan as of January 1, 2017, or former employees or their related beneficiaries whose monthly benefit amount under the Plan as of January 1, 2017 exceeded $500.

More information is available by visiting the NCR website at: http://www.ncr.com/pension-transformation. Participants may also access Plan information through the NCR Benefits Service Center website at www.netbenefits.com/ncr or by telephone at 1-800-245-9035. General information about the Principal® companies can be found on this website: http://www.principal.com/about/index.htm.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a leader in omni-channel solutions, turning everyday interactions with businesses into exceptional experiences. With its software, hardware, and portfolio of services, NCR enables nearly 700 million transactions daily across the financial, retail, hospitality, travel, telecom and technology industries. NCR solutions run the everyday transactions that make your life easier. NCR is headquartered in Duluth, Ga., with about 30,000 employees and does business in 180 countries. NCR is a trademark of NCR Corporation in the United States and other countries. NCR encourages investors to visit its website which is updated regularly with financial and other important information about NCR.

Website: www.ncr.com

Twitter: @NCRCorporation

Facebook: www.facebook.com/ncrcorp

LinkedIn: www.linkedin.com/company/ncr-corporation

YouTube: www.youtube.com/user/ncrcorporation

NCR Investor Contact:

Michael Nelson

NCR Corporation

678-808-6995

michael.nelson@ncr.com

Media Contact:

Scott Sykes

NCR Corporation

212-589-8428

scott.sykes@ncr.com

Note to Investors This release contains forward-looking statements. Forward-looking statements use words such as “expect,” “anticipate,” “outlook,” “intend,” “plan,” “believe,” “will,” “should,” “would,” “could,” and words of similar meaning. Statements that describe or relate to NCR’s plans, goals, intentions, strategies, or financial outlook, and statements that do not relate to historical or current fact, are examples of forward-looking statements. Forward-looking statements are based on our current beliefs, expectations and assumptions, which may not prove to be accurate, and involve a number of known and unknown risks and uncertainties, many of which are out of NCR’s control. Forward-looking statements are not guarantees of future performance, and there are a number of important factors that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements, including those factors relating to: the strength of demand for ATMs and other financial services hardware and its effect on the results of our businesses and reportable segments; domestic and global economic and credit conditions including, in particular, those resulting from uncertainty in the “BRIC” economies, economic sanctions against Russia, the determination by Britain to exit the European Union, the potential for changes to global or regional trade agreements or the imposition of protectionist trade policies, and the imposition of import or export tariffs or border adjustments; the impact of our indebtedness and its terms on our financial and operating activities; the impact of the terms of our strategic relationship with Blackstone and our Series A Convertible Preferred Stock; the transformation of our business model and our ability to sell higher-margin software and services; the possibility of disruptions in or problems with our data center hosting facilities; cybersecurity risks and compliance with data privacy and protection requirements; our ability to successfully introduce new solutions and compete in the information technology industry; our ability to improve execution in our sales and services organizations; defects or errors in our products; manufacturing disruptions; collectability difficulties in subcontracting relationships in Emerging Industries; the historical seasonality of our sales; foreign currency fluctuations; the availability and success of acquisitions, divestitures and alliances, including the divestiture of our Interactive Printer Solutions business; our pension strategy and underfunded pension obligation; the success of our restructuring plans and cost reduction initiatives; tax rates; reliance on third party suppliers; development and protection of intellectual property; workforce turnover and the ability to attract and retain skilled employees; environmental exposures from our historical and ongoing manufacturing activities; and uncertainties with regard to regulations, lawsuits, claims, and other matters across various jurisdictions. Additional information concerning these and other factors can be found in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8- K. Any forward-looking statement speaks only as of the date on which it is made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.